Exhibit 99.2

Business Segments: Recast Historical Adjusted Operating EBITDA for Comparability

Welbilt, Inc. (the "Company") identifies its geographic business segments using the "management approach," which designates the internal organization used by management for making operating decisions and assessing performance as the source for determining the Company's geographic business segments. Management organizes and manages the business based on three geographic business segments: the Americas, EMEA and APAC.

The Company evaluates segment performance based on an "Adjusted Operating EBITDA" result. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. In addition, certain corporate-level expenses and eliminations are not allocated to the segments. These unallocated expenses include corporate overhead, stock-based compensation expense and certain other non-operating expenses. The Company's presentation of Adjusted Operating EBITDA may not be comparable to similar measures used by other companies.

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate-level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

Adjusted Operating EBITDA, as recasted, reconcile to earnings (loss) before income taxes presented in accordance with accounting principles generally accepted in the United States as follows:

	Three Months Ended				Year Ended
(in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Segment Adjusted Operating EBITDA:
Americas	$44.5	$72.7	$67.0	$53.4	$237.6
EMEA	18.2	18.3	18.6	15.5	70.6
APAC	7.9	7.3	11.3	14.2	40.7
Total Segment Adjusted Operating EBITDA	70.6	98.3	96.9	83.1	348.9
Corporate and unallocated expenses	(20.5)	(15.5)	(14.8)	(11.9)	(62.7)
Amortization expense	(9.5)	(9.9)	(9.4)	(11.0)	(39.8)
Depreciation expense	(4.9)	(6.0)	(5.3)	(4.9)	(21.1)
Transaction costs	(0.4)	(0.2)	(0.3)	(0.2)	(1.1)
Other items	(0.8)	—	—	(3.7)	(4.5)
Transformation Program expense	(5.8)	(7.7)	(12.3)	(9.5)	(35.3)
Restructuring activities	(4.2)	(1.8)	0.2	(4.0)	(9.8)
Loss from impairment and disposal of assets — net	—	—	(0.2)	(0.5)	(0.7)
Earnings from operations	24.5	57.2	54.8	37.4	173.9
Interest expense	(24.0)	(24.5)	(22.4)	(21.7)	(92.6)
Other (expense) income — net	(3.0)	(5.6)	(2.9)	5.9	(5.6)
(Loss) earnings before income taxes	$(2.5)	$27.1	$29.5	$21.6	$75.7

Year Ended
(in millions)	December 31, 2018
Segment Adjusted Operating EBITDA:
Americas	$246.4
EMEA	78.0
APAC	30.9
Total Segment Adjusted Operating EBITDA	355.3
Corporate and unallocated expenses	(65.1)
Amortization expense	(37.0)
Depreciation expense	(18.0)
Transaction costs	(7.1)
Other items	(5.6)
Separation expense	(0.1)
Restructuring activities	(6.0)
Gain from impairment and disposal of assets — net	0.4
Earnings from operations	216.8
Interest expense	(89.0)
Loss on modification or extinguishment of debt	(9.0)
Other expense — net	(29.8)
Earnings before income taxes	$89.0